Exhibit 23.1
Consent of Independent Certified Public Accountants
We have issued our report dated February 22, 2011, with respect to the financial statements of Frontier Gas Services, LLC included in the Current Report of Crestwood Midstream Partners LP on Form 8-K dated April 5, 2011. We hereby consent to the incorporation by reference of said report in the Registration Statements of Crestwood Midstream Partners LP on Forms S-8 (File No. 333-145326, effective August 10, 2007 and File No. 333-162928, effective November 5, 2009).

/s/ GRANT THORNTON LLP

Tulsa, Oklahoma
April 4, 2011